Exhibit 99.1

Atossa Genetics Announces First Quarter 2016 Financial Results

and Provides Company Update

Conference Call to be Held Today at 4:30 pm Eastern Time

SEATTLE, May 5, 2016 -- Atossa Genetics Inc. (NASDAQ: ATOS) today announced First Quarter ended March 31, 2016 financial results and provided an update on recent company developments.

Steve Quay, President and CEO, commented, “We were especially pleased to announce in early March, 2016 the opening for enrollment of our "007" trial, a Phase 2 clinical trial of intraductal fulvestrant administration in women with ductal carcinoma in situ (DCIS) or invasive breast cancer slated for mastectomy or lumpectomy. This study will assess the safety and tolerability of fulvestrant when delivered directly into breast milk ducts of these patients. We look forward to reviewing study data in the second half of the year and are optimistic about its outcomes. The primary endpoint of the clinical trial is to assess the safety and tolerability of intraductal administration of fulvestrant in women with DCIS or Stage 1 or 2 invasive ductal carcinoma prior to mastectomy or lumpectomy. The secondary objective of the study is to determine if there are changes in the expression of Ki67 as well as estrogen and progesterone receptors between a pre-fulvestrant biopsy and post-fulvestrant surgical specimen.” Dr. Quay continued, ”We are continuing in our strident efforts in identifying one or more additional drug candidates to enhance our business and drive shareholder value.”

Recent Corporate Developments

Atossa’s important recent developments include the following:

•	In March 2016, Opened Phase 2 Clinical Trial of Intraductal Fulvestrant Administration in Women with DCIS or Breast Cancer in the United States, which is Called the ‘007 Trial

•	In December 2015, Completed Sale of Wholly-Owned Subsidiary, The National Reference Laboratory for Breast Health, Inc. (the “NRLBH”)
•	Raised Approximately $2.2 Million in Working Capital through the Sale of Common Stock to Aspire Capital in the First Quarter of 2016

Q1 2016 Financial Results

As a result of the sale of the NRLBH in December 2015, we generated no revenue or cost of revenue for the three months ended March 2016. Revenue and cost of service from NRLBH activities are presented as discontinued operations for the three months ended 2015. The NLRBH had total net revenue of $1,871,137 and cost of revenue of $1,206,311, for the three months ended March 31, 2015, consisting of mainly pharmacogenomics testing.

Total operating expenses were $2,327,540 for the three months ended March 31, 2016, consisting of general and administrative (G&A) expenses of $2,177,569 and R&D expenses of $149,971. As a result of the sale of NRLBH, operating expenses related to the NRLBH are presented separately as discontinued operations for the three months ended March 31, 2015.

Operating expenses from continuing operations for three months ended March 31, 2016 decreased $945,132, or 29%, from $3,272,672 for the three months ended March 31, 2015, which consisted of G&A expenses of $2,361,026, R&D expenses of $565,801, and selling expenses of $345,845. The decrease in operating expenses is mainly attributed to the 2015 launch of new devices and services which are not being pursued in 2016 and investing more in new R&D programs in the first quarter of 2015 compared to 2016.

The Company recorded a net loss of $2,327,540, for the three months ended March 31, 2016. The loss from discontinued operations for the three months ended March 31, 2015 was $61,204.

Conference Call Information

Management will host a conference call today, May 5, 2016, at 4:30 pm Eastern Time to review the financial results and recent corporate developments. To listen to the call by phone, interested parties within the U.S. should call 1-866-652-5200 and International callers should call 1-412-317-6060. All callers should ask for the Atossa Genetics conference call. The conference call will also be available through a live webcast at www.atossagenetics.com. Details for the webcast may be found on the Company's IR events page at http://ir.atossagenetics.com/ir-calendar.

A replay of the call will be available approximately one hour after the end of the call through June 5, 2016. The replay can be accessed via Atossa's website or by dialing 877-344-7529 (domestic) or 412-317-0088 (international) or Canada Toll Free at 855-669-9658. The replay conference ID number is 10085791.

About Atossa Genetics

Atossa Genetics Inc., is a clinical-stage pharmaceutical company developing novel therapeutics and delivery methods to treat breast cancer and other breast conditions. For more information, please visit www.atossagenetics.com.

Forward-Looking Statements

Forward-looking statements in this press release, which Atossa undertakes no obligation to update, are subject to risks and uncertainties that may cause actual results to differ materially from the anticipated or estimated future results, including the risks and uncertainties associated with actions and inactions by the FDA, the outcome or timing of regulatory approvals needed by Atossa, lower than anticipated rate of patient enrollment, results of clinical studies, the safety and efficacy of Atossa's products and services, performance of clinical research organizations and investigators, obstacles resulting from proprietary rights held by others, such as patent rights, and other risks detailed from time to time in Atossa's filings with the Securities and Exchange Commission, including without limitation its periodic reports on Form 10-K and 10-Q, each as amended and supplemented from time to time.

Atossa Genetics Company Contact:

Atossa Genetics Inc.

Kyle Guse

CFO and General Counsel

(O) 800-351-3902

kyle.guse@atossagenetics.com

Investor Relations Contact

Scott Gordon

CorProminence LLC

377 Oak Street

Concourse 2

Garden City, NY 11530

Office: 516.222.2560

scottg@corprominence.com

Source: Atossa Genetics Inc.

ATOSSA GENETICS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2016	2015
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$2,882,657	$3,715,895
Restricted cash	275,000	275,000
Prepaid expense	227,936	193,293
Other current assets	-	110,663
Total current assets	3,385,593	4,294,851

Furniture and equipment, net	145,970	171,568
Intangible assets, net	1,492,121	1,700,565
Other assets	76,337	76,337
Total assets	$5,100,021	$6,243,321

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable	$429,052	$814,448
Accrued expenses	169,001	463,676
Payroll liabilities	724,934	1,159,335
Other current liabilities	3,848	64,128
Total current liabilities	1,326,835	2,501,587

Stockholders' equity
Preferred stock - $.001 par value; 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common stock - $.001 par value; 75,000,000 shares authorized, 38,823,464 and 32,657,257 shares issued and outstanding	38,823	32,657
Additional paid-in capital	56,996,766	54,643,940
Accumulated deficit	(53,262,403)	(50,934,863)
Total stockholders' equity	3,773,186	3,741,734

Total liabilities and stockholders' equity	$5,100,021	$6,243,321

ATOSSA GENETICS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended March 31 ,
	2016	2015
Net revenue	-	-
Cost of revenue	-	-
Gross profit	-	-
Selling expenses	-	345,845
Research and development expenses	149,971	565,801
General and administrative expenses	2,177,569	2,361,026
Total operating expenses	2,327,540	3,272,672
Operating loss	(2,327,540)	(3,272,672)
Other expenses	-	(1,415)
Loss before income taxes	(2,327,540)	(3,274,087)
Income taxes	-	-
Loss from continuing operations	$(2,327,540)	$(3,274,087)
Loss from discontinued operations	-	(61,204)
Net loss	$(2,327,540)	$(3,335,291)
Loss per common share from continuing operations - basic and diluted	$(0.07)	$(0.13)
Loss per common share from discontinued operations- basic and diluted	-	-
Loss per common share - basic and diluted	$(0.07)	$(0.13)
Weighted average shares outstanding, basic and diluted	31,511,623	24,916,867